Exhibit 99.1
ADC Therapeutics Reports Fourth Quarter and Full Year 2024 Financial Results and Provides Operational Update

Initial data from LOTIS-7 Phase 1b trial of ZYNLONTA® plus glofitamab demonstrated clinically meaningful benefit with 94% best ORR and 72% CR rate; data update expected in second quarter 2025

Completed enrollment in LOTIS-5 Phase 3 confirmatory trial of ZYNLONTA plus rituximab in patients with 2L+ DLBCL; data update anticipated in late 2025 once PFS events reached

$250.9M in cash as of December 31, 2024 provides runway expected to fund operations into the second half of 2026

Company to host conference call today at 8:30 a.m. EDT

LAUSANNE, Switzerland, March 27, 2025 -- ADC Therapeutics SA (NYSE: ADCT), a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs), today reported financial results for the fourth quarter and full year ended December 31, 2024, and provided recent operational updates.

“We achieved several key milestones in 2024, advancing our expansion trials with ZYNLONTA in combinations and in earlier lines of DLBCL therapy, progressing our early research solid tumor program to the IND-enabling stage and reducing operational spend while at the same time strengthening the balance sheet,” said Ameet Mallik, Chief Executive Officer of ADC Therapeutics. “We closed the year by fully enrolling our confirmatory LOTIS-5 DLBCL study, reported encouraging initial data from our LOTIS-7 DLBCL study and were pleased to see promising Phase 2 IIT data reported at the American Society of Hematology annual meeting evaluating ZYNLONTA in indolent lymphomas. We are confident in our path forward and believe we are well positioned for success as we progress toward additional pivotal milestones in 2025.”

Fourth Quarter 2024 Operational Updates and Upcoming Milestones

•Full enrollment achieved in LOTIS-5. Enrollment for the Phase 3 confirmatory trial evaluating ZYNLONTA in combination with rituximab in patients with relapsed or refractory (r/r) diffuse large B-cell lymphoma (DLBCL) was completed in December 2024. The Company expects to provide updated data before the end of 2025, once the pre-specified number of progression-free survival (PFS) events is reached.
•Encouraging initial data from LOTIS-7. The Company reported positive initial data in December 2024 from the LOTIS-7 Phase 1b open-label clinical trial evaluating the safety and efficacy of ZYNLONTA in combination with the bispecific antibody glofitamab (COLUMVI™) in patients with r/r non-Hodgkin Lymphoma (NHL). The best overall response rate (ORR) among the 18 r/r DLBCL efficacy evaluable patients was 94%, and the complete response rate (CRR) was 72%. These encouraging efficacy data were observed across patients with different numbers of lines and types of prior treatments. Initial safety data on all 29 r/r NHL patients suggest the combination is generally well tolerated with no dose-limiting toxicities across all dose levels. Enrollment of 40 patients in the dose expansion is expected to be completed in the second quarter of 2025. We expect to share data on a subset of patients in the second quarter of 2025 with a fuller, more mature data update anticipated during the second half of 2025.
•Promising data from the Phase 2 investigator-initiated trials evaluating ZYNLONTA in indolent lymphomas. Updated data from the investigator-initiated trials (IITs) of ZYNLONTA were presented at the 66th American Society of Hematology (ASH) Annual Meeting 2024. Both the Phase 2 clinical trial evaluating ZYNLONTA in combination with rituximab in patients with r/r follicular lymphoma (FL) and the Phase 2 clinical trial evaluating ZYNLONTA for the treatment of r/r marginal zone lymphoma (MZL) are ongoing and being conducted at the Sylvester Comprehensive Cancer Center at the University of Miami Miller School of Medicine. Results from both trials as presented at ASH and the FL trial simultaneously published in Lancet Haematology can be found here. Additional data are expected to be shared at a medical conference and/or in publication with plans to engage regulatory agencies and evaluate compendia strategies.
•Abstracts to be presented in oral and poster presentations in April at AACR 2025. An abstract on the Company’s Claudin-6 targeting ADC was accepted for oral presentation at the American Association for Cancer Research (AACR) Annual Meeting 2025. Abstracts on the Company’s PSMA and ASCT2-targeting ADCs were also accepted for poster presentations at the meeting.

Fourth Quarter and Full Year 2024 Financial Results

•Product Revenues: ZYNLONTA reached commercial brand profitability in 2024, generating net product revenues of $16.4 million for the fourth quarter ended December 31, 2024, and $69.3 million for the full year of 2024 as compared to $16.6 million and $69.1 million for the same periods in 2023. The quarter-over-quarter decrease is driven by lower sales volume, partially offset by a higher selling price. The year-to-date increase is primarily attributable to a higher selling price and favorability in prior period GTN sales adjustments, partially offset by lower sales volume.

•Research and Development (R&D) Expense: R&D expense was $27.1 million and $109.6 million for the fourth quarter and full year ended December 31, 2024, respectively. This compares to R&D expense of $30.3 million and $127.1 million for the same periods in 2023. The decrease during both periods is due primarily to the implementation of productivity initiatives and focused investment in prioritized development programs.

•Selling and Marketing (S&M) Expense: S&M expense was $11.3 million and $44.0 million for the fourth quarter and full year ended December 31, 2024, respectively. This compares to S&M expense of $13.9 million and $57.5 million for the same periods in 2023. The quarter-over-quarter decrease in S&M expense was primarily due to lower marketing and advertising costs, partially offset by higher share-based compensation expense. The year-to-date decrease was primarily due to lower marketing and advertising costs as well as lower wages and benefits.

•General & Administrative (G&A) Expense: G&A expense was $9.6 million and $41.9 million for the fourth quarter and full year ended December 31, 2024, respectively. This compares to G&A expense of $11.3 million and $48.4 million for the same periods in 2023. The quarter-over-quarter decrease in G&A expense was primarily related to lower professional fees. The year-to-date decrease was primarily related to lower share-based compensation expense, professional fees and insurance premiums.

•Net Loss: Net loss for the quarter ended December 31, 2024, was $30.7 million, or a net loss of $0.29 per basic and diluted share, as compared to net loss of $85.0 million, or a net loss of $1.03 per basic and diluted share for the same period in 2023. Net loss for the full year ended December 31, 2024, was $157.8 million, or a net loss of $1.62 per basic and diluted share, as compared to net loss of $240.1 million, or a net loss of $2.94 per basic and diluted share for the full year ended December 31, 2023. The decrease in net loss during both periods is primarily attributable to lower income tax expense and lower operating expenses.

•Adjusted Net Loss: Adjusted net loss, which is a non-GAAP financial measure, was $26.5 million, or an adjusted net loss of $0.25 per basic and diluted share for the quarter ended December 31, 2024, as compared to an adjusted net loss of $79.5 million, or $0.97 per basic and diluted share, for the same period in 2023. Adjusted net loss for the full year ended December 31, 2024, was $111.4 million, or an adjusted net loss of $1.15 per basic and diluted share, as compared to net loss of $185.7 million, or an adjusted net loss of $2.27 per basic and diluted share for the full year ended December 31, 2023. The decrease in adjusted net loss during both periods is primarily attributable to lower income tax expense and lower operating expenses.

•Cash and cash equivalents: As of December 31, 2024, cash and cash equivalents were $250.9 million, compared to $278.6 million as of December 31, 2023. In May 2024 the Company completed an underwritten offering resulting in net proceeds of approximately $97.4 million, extending the expected cash runway into the second half of 2026.

Conference Call Details

ADC Therapeutics management will host a conference call and live audio webcast to discuss fourth quarter and full year 2024 financial results and provide a company update today at 8:30 a.m. Eastern Time. To access the conference call, please register here. The participant toll-free dial-in number is 1-800-836-8184 for North America and Canada. A live webcast of the call will be available under “Events & Presentations” in the Investors section of the ADC Therapeutics website at ir.adctherapeutics.com. The archived webcast will be available for 30 days following the call.

About ZYNLONTA®

ZYNLONTA® is a CD19-directed antibody drug conjugate (ADC). Once bound to a CD19-expressing cell, ZYNLONTA is internalized by the cell, where enzymes release a pyrrolobenzodiazepine (PBD) payload. The potent payload binds to DNA minor groove with little distortion, remaining less visible to DNA repair mechanisms. This ultimately results in cell cycle arrest and tumor cell death.

The U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) have approved ZYNLONTA (loncastuximab tesirine-lpyl) for the treatment of adult patients with relapsed or refractory (r/r) large B-cell lymphoma after two or more lines of systemic therapy, including diffuse large B-cell lymphoma (DLBCL) not otherwise specified (NOS), DLBCL arising from low-grade lymphoma and also high-grade B-cell lymphoma. The trial included a broad spectrum of heavily pre-treated patients (median three prior lines of therapy) with difficult-to-treat disease, including patients who did not respond to first-line therapy, patients refractory to all prior lines of therapy, patients with double/triple hit genetics and patients who had stem cell transplant and CAR-T therapy prior to their treatment with ZYNLONTA. This indication is approved by the FDA under accelerated approval and in the European Union under conditional approval based on overall response rate and continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. Please see full prescribing information including important safety information about ZYNLONTA at www.ZYNLONTA.com.

ZYNLONTA is also being evaluated as a therapeutic option in combination studies in other B-cell malignancies and earlier lines of therapy.

About ADC Therapeutics

ADC Therapeutics (NYSE: ADCT) is a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs). The Company is advancing its proprietary ADC technology to transform the treatment paradigm for patients with hematologic malignancies and solid tumors.

ADC Therapeutics’ CD19-directed ADC ZYNLONTA (loncastuximab tesirine-lpyl) received accelerated approval by the FDA and conditional approval from the European Commission for the treatment of relapsed or refractory diffuse large B-cell lymphoma after two or more lines of systemic therapy. ZYNLONTA is also in development in combination with other agents and in earlier lines of therapy. In addition to ZYNLONTA, ADC Therapeutics has multiple ADCs in ongoing development.

ADC Therapeutics is based in Lausanne (Biopôle), Switzerland and has operations in London and New Jersey. For more information, please visit https://adctherapeutics.com/ and follow the Company on LinkedIn.

ZYNLONTA® is a registered trademark of ADC Therapeutics SA.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•Adjusted total operating expenses
•Adjusted net loss
•Adjusted net loss per share

Management uses such measures internally when monitoring and evaluating our operational performance, generating future operating plans and making strategic decisions regarding the allocation of capital. We believe that these adjusted financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and facilitate operating performance comparability across both past and future reporting periods. These non-GAAP measures have limitations as financial measures and should be considered in addition to, and not in isolation or as a substitute for, the information prepared in accordance with GAAP. When preparing these supplemental non-GAAP measures, management typically excludes certain GAAP items that management does not believe are indicative of our ongoing operating performance. Furthermore, management does not consider these GAAP items to be normal, recurring cash operating expenses; however, these items may not meet the GAAP definition of unusual or non-recurring items. Since non-GAAP financial measures do not have standardized definitions and meanings, they may differ from the non-GAAP financial measures used by other companies, which reduces their usefulness as comparative financial measures. Because of these limitations, you should consider these adjusted financial measures alongside other GAAP financial measures.

The following items are excluded from adjusted total operating expenses:

Shared-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

The following items are excluded from adjusted net loss and adjusted net loss per share:

Shared-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

Certain Other Items: We exclude certain other significant items that we believe do not represent the performance of our business, from our adjusted financial measures. Such items are evaluated by management on an individual basis based on both quantitative and qualitative aspects of their nature. While not all-inclusive, examples of certain other significant items excluded from our adjusted financial measures would be: changes in the fair value of warrant obligations and the effective interest expense associated with the senior secured term loan facility and the effective interest expense and cumulative catch-up adjustments associated with the deferred royalty obligation under the royalty purchase agreement with HealthCare Royalty Partners.

See the attached Reconciliation of GAAP Measures to Non-GAAP Measures for explanations of the amounts excluded and included to arrive at the non-GAAP financial measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “would”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “future”, “continue”, or “appear” or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: the expected cash runway into the second half of 2026; the Company’s ability to grow ZYNLONTA® revenue in the United States and to expand into combinations, earlier lines of therapy and new indications in the future; the ability of our partners to commercialize ZYNLONTA® in foreign markets, the timing and amount of future revenue and payments to us from such partnerships and their ability to obtain regulatory approval for ZYNLONTA® in foreign jurisdictions; the timing, enrollment and results of the Company’s or its partners’ research and development projects or clinical trials including LOTIS 5 and 7, ADCT 602 as well as early research in certain solid tumors with different targets, linkers and payloads including the Company’s exatecan-based platform; the timing, publication, and results of investigator-initiated trials including those studying FL and MZL and the potential regulatory and/or compendia strategy and the future opportunity; the timing and outcome of regulatory submissions for the Company’s products or product candidates; actions by the FDA or foreign regulatory authorities; projected revenue and expenses; the Company’s indebtedness, including Healthcare Royalty Management and Blue Owl and Oaktree facilities, and the restrictions imposed on the Company’s activities by such indebtedness, the ability to comply with the terms of the various agreements and repay such indebtedness and the significant cash required to service such indebtedness; and the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company's Annual Report on

Form 10-K and in the Company's other periodic and current reports and filings with the U.S. Securities and Exchange Commission. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document.

ADC Therapeutics SA
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenue
Product revenues, net	$16,386	$16,643	$69,280	$69,060
License revenues and royalties	524	147	1,557	498
Total revenue, net	16,910	16,790	70,837	69,558
Operating expense
Cost of product sales	(1,371)	(1,215)	(5,949)	(2,529)
Research and development	(27,101)	(30,331)	(109,633)	(127,127)
Selling and marketing	(11,251)	(13,927)	(44,015)	(57,464)
General and administrative	(9,623)	(11,295)	(41,894)	(48,424)
Total operating expense	(49,346)	(56,768)	(201,491)	(235,544)
Loss from operations	(32,436)	(39,978)	(130,654)	(165,986)

Other income (expense)
Interest income	2,633	3,291	12,272	10,540
Interest expense	(11,919)	(12,909)	(50,211)	(46,325)
Other, net	10,674	9,724	12,457	6,352
Total other income (expense), net	1,388	106	(25,482)	(29,433)
Loss before income taxes	(31,048)	(39,872)	(156,136)	(195,419)
Income tax benefit (expense)	321	(43,171)	(166)	(39,106)
Loss before equity in net losses of joint venture	(30,727)	(83,043)	(156,302)	(234,525)
Equity in net losses of joint venture	—	(1,988)	(1,544)	(5,528)
Net loss	$(30,727)	$(85,031)	$(157,846)	$(240,053)

Net loss per share
Net loss per share, basic and diluted	$(0.29)	$(1.03)	$(1.62)	$(2.94)
Weighted average shares outstanding, basic and diluted	105,396,677	82,292,594	97,159,966	81,712,166

ADC Therapeutics SA
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$250,867	$278,598
Accounts receivable, net	20,316	25,182
Inventory	18,387	16,177
Prepaid expenses	8,370	10,344
Other current assets	9,450	5,990
Total current assets	307,390	336,291
Non-current assets
Property and equipment, net	5,075	5,622
Operating lease right-of-use assets	8,354	10,511
Interest in joint venture	—	1,647
Other long-term assets	1,161	711
Total assets	$321,980	$354,782

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$18,029	$15,569
Accrued expenses and other current liabilities	62,440	52,101
Total current liabilities	80,469	67,670

Deferred royalty obligation, long-term	320,093	303,572
Senior secured term loans	113,632	112,730
Operating lease liabilities, long-term	7,995	10,180
Other long-term liabilities	2,433	8,879
Total liabilities	524,622	503,031

Total shareholders’ (deficit) equity	(202,642)	(148,249)

Total liabilities and shareholders’ (deficit) equity	$321,980	$354,782

ADC Therapeutics SA
Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)
(in thousands, except for share and per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
(in thousands)	2024	2023	Change	% Change	2024	2023	Change	% Change
Total operating expense	(49,346)	(56,768)	7,422	(13)%	$(201,491)	$(235,544)	$34,053	(14)%
Adjustments:
Share-based compensation expense (i)	2,779	2,220	559	25%	7,731	13,495	(5,764)	(43)%
Adjusted total operating expenses	(46,567)	(54,548)	7,981	(15)%	$(193,760)	$(222,049)	$28,289	(13)%

	Three Months Ended December 31,		Twelve Months Ended December 31,
in thousands (except for share and per share data)	2024	2023	2024	2023
Net loss	$(30,727)	$(85,031)	$(157,846)	$(240,053)
Adjustments:
Share-based compensation expense (i)	2,779	2,220	7,731	13,495
Deerfield warrants obligation, change in fair value (income)/expense (ii)	(4)	279	(296)	(497)
Effective interest expense on senior secured term loan facility (iii)	3,201	4,650	16,602	18,398
Deferred royalty obligation interest expense (iv)	8,717	8,253	33,608	27,915
Deferred royalty obligation cumulative catch-up adjustment income (iv)	(10,446)	(9,823)	(11,178)	(4,972)
Adjusted net loss	$(26,480)	$(79,452)	$(111,379)	$(185,714)

Net loss per share, basic and diluted	$(0.29)	$(1.03)	$(1.62)	$(2.94)
Adjustment to net loss per share, basic and diluted	0.04	0.06	0.47	0.67
Adjusted net loss per share, basic and diluted	$(0.25)	$(0.97)	$(1.15)	$(2.27)
Weighted average shares outstanding, basic and diluted	105,396,677	82,292,594	97,159,966	81,712,166

(i)Share-based compensation expense represents the cost of equity awards issued to our directors, management and employees. The fair value of awards is computed at the time the award is granted and is recognized over the requisite service period less actual forfeitures by a charge to the statement of operations and a corresponding increase in additional paid-in capital within equity. These accounting entries have no cash impact.

(ii)Change in the fair value of the Deerfield warrant obligation results from the valuation at the end of each accounting period. There are several inputs to these valuations, but those most likely to result in significant changes to the valuations are changes in the value of the underlying instrument (i.e., changes in the price of our common shares) and changes in expected volatility in that price. These accounting entries have no cash impact.
(iii)Effective interest expense on senior secured term loans relates to the increase in the value of our loans in accordance with the amortized cost method.
(iv)Deferred royalty obligation interest expense relates to the accretion expense on our deferred royalty obligation pursuant to the royalty purchase agreement with HCR and cumulative catch-up adjustments related to changes in the expected payments to HCR based on a periodic assessment of our underlying revenue projections.

CONTACTS:

Investors	Media
Marcy Graham	Nicole Riley
ADC Therapeutics	ADC Therapeutics
Marcy.Graham@adctherapeutics.com	Nicole.Riley@adctherapeutics.com
+1 650-667-6450	+1 862-926-9040

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